Exhibit 99.1

        Buckeye Announces July-September Earnings Expectations

    MEMPHIS, Tenn.--(BUSINESS WIRE)--Sept. 12, 2005--Buckeye Technologies Inc. (NYSE:BKI) today announced that it expects already high costs, exacerbated by the impact of Hurricane Katrina, will reduce the Company's earnings for the quarter ending September 30, 2005 to about 5 to 7 cents per share, excluding restructuring and early debt extinguishment costs. While none of the Company's operations suffered serious damage from Hurricane Katrina, the disruptions caused by the storm and the impact of high material and energy costs are expected to result in Buckeye's earnings falling below the 14 cents per share, excluding restructuring costs, earned in the July-September quarter of the previous year. Analysts expected earnings for the current quarter, excluding restructuring and early debt extinguishment costs, to be within the range of 9 to 13 cents per share.
    The Company expects that sales for the quarter ending September 30, 2005 will be at or above the level achieved in the year ago quarter.
    Buckeye Chairman, David B. Ferraro, commented, "Although the high costs we are experiencing and the disruptions caused by Hurricane Katrina are disappointing, we do not anticipate that they will have a long-term negative effect on our business. We will be repricing many annual contracts at the beginning of the calendar year and have confidence that we will reestablish margin growth during calendar year 2006."
    Buckeye plans to announce its July-September 2005 quarterly earnings on October 24, 2005 and has scheduled a conference call at 10:30 EST, Tuesday, October 25, 2005 to further discuss its quarterly results.

    Buckeye, a leading manufacturer and marketer of specialty fibers and nonwoven materials, is headquartered in Memphis, Tennessee, USA. The Company currently operates facilities in the United States, Germany, Canada, and Brazil. Its products are sold worldwide to makers of consumer and industrial goods.

    Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting the Company's operations, financing, markets, products, services and prices, and other factors. For further information on factors which could impact the Company and the statements contained herein, please refer to public filings with the Securities and Exchange Commission.

    CONTACT: Buckeye Technologies Inc., Memphis
             Kris Matula, 901-320-8588
             or
             Investor Relations:
             Chad Foreman, 901-320-8828
             Website:  www.bkitech.com